FOR IMMEDIATE RELEASE

January 26, 2023

For more information

Trisha Voltz Carlson, EVP, Investor Relations Manager

504.299.5208 or trisha.carlson@hancockwhitney.com

Hancock Whitney Increases Quarterly Dividend 11%;
Renews Share Repurchase Authorization

GULFPORT, Miss. (January 26, 2023) — Hancock Whitney Corporation (Nasdaq: HWC) today announced that at its January meeting, the Company’s Board of Directors (“the Board”) approved a regular first quarter 2023 common stock cash dividend of $0.30 per common share, an increase of $0.03 per common share, or 11%. The first quarter dividend is payable on March 15, 2023 to shareholders of record as of March 6, 2023.

Additionally, during the January meeting, the Board authorized a stock buyback program (the “Stock Buyback Program”) pursuant to which the Company may, from time to time, purchase up to 4,297,000 shares of its outstanding common stock (approximately 5% of the shares of common stock outstanding as of December 31, 2022), replacing the previous stock buyback program that expired on December 31, 2022.

The Stock Buyback Program expires on December 31, 2024. The shares may be repurchased in the open market, by block purchase, through accelerated share repurchase plans, in privately negotiated transactions or otherwise, in one or more transactions, from time to time, depending upon market conditions and other factors, and in accordance with applicable regulations of the Securities and Exchange Commission. The Stock Buyback Program may be terminated or amended by the Board at any time prior to the expiration date.

About Hancock Whitney

Since the late 1800s, Hancock Whitney has embodied core values of Honor & Integrity, Strength & Stability, Commitment to Service, Teamwork, and Personal Responsibility. Hancock Whitney offices and financial centers in Mississippi, Alabama, Florida, Louisiana, and Texas offer comprehensive financial products and services, including traditional and online banking; commercial and small business banking; private banking; trust and investment services; healthcare banking; and mortgage services. The company also operates a loan production office in Nashville, Tennessee. More information is available at www.hancockwhitney.com.

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